Exhibit 23.7

CONSENT OF LESLEY, THOMAS, SCHWARZ & POSTMA, INC.,

INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 4, 2004 with respect to the balance sheets of Newport Beach FBO, LLC as of December 18, 2002 and December 31, 2001 and the statements of income, members’ equity and of cash flows for the periods January 1, 2002 through December 18, 2002 and April 1, 2001 (inception) through December 31, 2001 each included in the Registration Statement (Form S-1 No. 333-116244) and related Prospectus of Macquarie Infrastructure Assets Trust and Macquarie Infrastructure Assets LLC for the registration of shares representing beneficial interests in Macquarie Infrastructure Assets Trust and LLC interests of Macquarie Infrastructure Assets LLC.

/s/ Lesley, Thomas, Schwarz & Postma, Inc.

Newport Beach, CA

August 20, 2004

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